Exhibit 99.1

NEWS RELEASE

Date: January 31, 2012	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather H. Burnham
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, January 31, 2012 — CorVel Corporation (NASDAQ: CRVL) today announced the results for the quarter ended December 31, 2011. Revenues for the quarter ended December 31, 2011 were $101 million, a 6% increase over the $95 million in revenue in the December 2010 quarter. Net income for the quarter was $5.4 million. Earnings per share for the quarter ended December 31, 2011 was $0.47. Earnings per share for the quarter ended December 31, 2010 was $0.56.

Revenues for the nine months ended December 31, 2011 were a record $308 million, a 10% increase over the $280 million in revenue in the nine months ended December 31, 2010. Net income for the nine month period was $21.5 million. Earnings per share for the nine months ended December 31, 2011 was a record $1.84. Earnings per share for the nine months ended December 31, 2010 was $1.82.

Revenue growth in the quarter was largely driven by sustained growth in the Company’s claims management services. The gross margin for the quarter was adversely impacted by a shift in the revenues from higher margin services to lower margin services. The Company continued its strategic investment in mobile computing with significant advances during the quarter, including the release of its Claim Intake App available for both the Apple and Android markets. CorVel’s mobile applications are designed to reduce time delays in the claims process in order to reduce the cost of risk for clients.

Expanded Share Buyback Program

The Company’s Board of Directors authorized an increase in the number of shares to be repurchased by one million shares, from 15 million shares to 16 million shares. The Company began repurchasing its shares in 1996. Since the inception date, the Company has repurchased 14.8 million shares for $265 million, for an average price of $17.87 per share. These repurchases have been funded primarily from the operating income generated by the Company. Net of shares repurchased, the Company had 11.4 million shares remaining outstanding at December 31, 2011.

About CorVel

CorVel Corporation is a national provider of industry-leading workers’ compensation solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch to the problem of disability management so our clients can intervene early and often and are connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including claims management services. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011 and the Company’s Quarterly Report on Form 10Q for quarters ended June 30, 2011 and September 30, 2011. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results - Income Statement - Unaudited

Three and Nine Months Ended December 31, 2010 and December 31, 2011

	Quarter Ended December 31, 2010	Quarter Ended December 31, 2011
Revenues	95,282,000	101,381,000
Cost of revenues	71,461,000	80,155,000

Gross profit	23,821,000	21,226,000

General and administrative	12,425,000	12,332,000

Income from operations	11,396,000	8,894,000

Income tax expense	4,672,000	3,494,000

Net income	6,724,000	5,400,000

Earnings Per Share:
Basic	$0.57	$0.47
Diluted	$0.56	$0.47
Weighted Shares
Basic	11,749,000	11,421,000
Diluted	11,984,000	11,574,000

	Nine months December 31, 2010	Nine months December 31, 2011
Revenues	280,177,000	308,241,000
Cost of revenues	209,314,000	235,859,000

Gross profit	70,863,000	72,382,000

General and administrative	38,082,000	37,218,000

Income from operations	32,781,000	35,164,000

Income tax expense	10,764,000	13,685,000

Net income	22,017,000	21,479,000

Earnings Per Share:
Basic	$1.86	$1.86
Diluted	$1.82	$1.84
Weighted Shares
Basic	11,855,000	11,521,000
Diluted	12,091,000	11,677,000

CorVel Corporation

Quarterly Results - Condensed Balance Sheet - Unaudited

March 31, 2011 and December 31, 2011

	March 31, 2011	December 31, 2011
Cash	12,269,000	10,065,000
Customer deposit	5,279,000	4,671,000
Accounts receivable, net	48,964,000	46,119,000
Prepaid expenses and taxes	6,417,000	6,802,000
Deferred income taxes	9,298,000	9,971,000
Property, net	38,500,000	44,888,000
Goodwill and other assets	43,498,000	43,371,000

Total	164,225,000	165,887,000

Accounts and taxes payable	14,590,000	14,260,000
Accrued liabilities	40,248,000	32,360,000
Deferred tax liability	9,748,000	9,748,000
Paid in capital	100,076,000	104,741,000
Treasury stock	-248,931,000	-265,195,000
Retained earnings	248,494,000	269,973,000

Total	164,225,000	165,887,000